Exhibit 99.1
T-3 Energy Services, Inc. Enters Into Middle East Joint Venture
Agreement With Aswan International Engineering Company LLC
Located in Dubai, UAE
HOUSTON, TEXAS, (PRIMEZONE WIRE) — July 14, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) announced today that it has entered into a joint venture arrangement to be effective September 1, 2008, or such earlier date as agreed to by the parties, with Aswan International Engineering Company LLC, (“Aswan”). Aswan, who is a member of the Al Shirawi Group of Companies (“Al Shirawi”), is located in Dubai and provides manufacturing, repair and remanufacturing of oilfield products for customers operating in the Middle East. The joint venture, which will be named T-3 Energy Services Aswan Middle East LLC (“the Company”), will be operated and controlled by both parties in equal percentages. Under the terms of the agreement, T-3 Energy will provide the Company with a license and technical assistance to repair, manufacture, remanufacture and service equipment for customers in the United Arab Emirates, Kuwait, Qatar, Bahrain, Oman, Yemen, Algeria, Egypt, Pakistan and Iraq. Aswan will provide the Company with manufacturing space pursuant to a sublease agreement along with its competence and experience in Dubai with respect to agency support and operations support. On the effective date of the joint venture arrangement, T-3 Energy and Aswan will enter into a contribution agreement whereby T-3 Energy and Aswan will each contribute certain equipment and operations capital to the Company.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “We are excited to work with Aswan and Al Shirawi as their extensive experience and contacts in the oil and gas industry should help us expand our pressure control group into the Middle East. This joint venture arrangement is another milestone in T-3’s strategy of international growth. It should allow us to provide companies operating in the Middle East with a readily available source of T-3’s original equipment products along with a rapid response to their aftermarket service needs. Our physical presence and product availability in the Middle East provides further commitment to better meet our customers’ needs.”
Kabir Valrani, Chief Executive Officer of Aswan International Engineering Company LLC commented, “We are excited about the new joint venture in Dubai, UAE with T-3 Energy Services. T-3 has vast experience and engineering know how in the pressure control equipment. We plan to have state of the art capital equipment and infrastructure for the remanufacture, service and recertification of pressure control equipment and will be playing a key role to cater to the growing needs of the Middle East oilfield customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Certain comments contained in this news release concerning the anticipated financial results of T-3 Energy constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, T-3 Energy has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of T-3 Energy’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. T-3 Energy assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact T-3 Energy’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Contact:	James M. Mitchell
Senior Vice President and Chief Financial Officer
713-996-4110